Exhibit 10.5

Corpus Christi Liquefaction, LLC

November 1, 2022

Cheniere Marketing International LLP
3rd Floor, The Zig Zag Building
70 Victoria Street
London SW1E 6SQ, United Kingdom
Attn: Commercial Operations

Re: Letter Agreement regarding changes to the EOG Early IPM SPA (“Letter Agreement”)

Dear Sir or Madam:

The Parties have entered into that certain LNG Sale and Purchase Agreement (EOG Early IPM), dated December 30, 2019, between Corpus Christi Liquefaction, LLC and Cheniere Marketing International LLP (the “EOG Early IPM SPA”). Capitalized terms used but not defined herein shall have the meanings given them in the EOG Early IPM SPA. Except as expressly agreed herein, all terms and conditions of the EOG Early IPM SPA remain in full force and effect and are acknowledged and ratified. The Parties hereby agree as follows:

1.Amendments.

(a)Section 1.1 of the SPA shall be amended by: (i) deleting the definition of “Adjusted Annual Contract Quantity or AACQ” in its entirety and all references to the “AACQ” shall be changed to the “ACQ”; (ii) deleting the definition of “DSCQ” in its entirety and replacing it with the following: “in respect of a cargo, three million seven hundred two thousand eight hundred ninety-nine (3,702,899) MMBtu minus MQ; provided that DSCQ shall never be less than zero (0);”; and (iii) changing the defined term “Major Scheduled Maintenance Quantity” to “MQ” and all references to “Major Scheduled Maintenance Quantities” shall be changed to “MQ”.

(b)Section 5.2 of the SPA shall be deleted in its entirety and replaced with the following:

“5.2 RESERVED”.

(c) Section 5.3 of the SPA shall be deleted in its entirety and replaced with the following:

“5.3 Major Scheduled Maintenance

Seller shall be entitled to reduce the Scheduled Cargo Quantity for one (1) or more cargoes by up to an aggregate amount of three million three hundred thirty-two thousand six hundred nine (3,332,609) MMBtu (such amount in respect of a cargo, “MQ”) in any Contract Year in case of scheduled maintenance to the Corpus Christi Facility, subject to the following conditions:

700 Milam Street, Suite 1900, Houston, Texas 77002
+1 713-375-5000

Corpus Christi Liquefaction, LLC

(a)Seller may only exercise its right to such reduction in a Contract Year if it or its Affiliate determines, as a Reasonable and Prudent Operator, that major scheduled maintenance is required for operational reasons;

(b)Seller shall notify Buyer of its election of MQ (including the amount applicable to each affected cargo) pursuant to Section 8.1.3(b); and

(c)the cumulative amount of all MQ elected by Seller pursuant to this Section 5.3 shall not exceed eleven million one hundred eight thousand six hundred ninety-seven (11,108,697) MMBtu during any six (6) consecutive Contract Years.”.

(d)Section 7.16.2(a) of the SPA shall be deleted in its entirety and replaced with the following:

“all LNG provided by Seller for cooling LNG Tankers shall be sold, delivered and invoiced by Seller, and paid for by Buyer, at a price (expressed in USD per MMBtu) equal to: (1) one hundred fifteen percent (115%) multiplied by HH; plus (2) (x) eighty percent (80%) multiplied by (y) GCM (calculated in accordance with Section 9.1.1 as if such cargo had been made available in the Delivery Month) minus one hundred fifteen percent (115%) multiplied by HH; provided that if sub-part (y) above is equal to or greater than USD three decimal zero zero per MMBtu (US$3.00/MMBtu), then such price (expressed in USD per MMBtu) shall be equal to one hundred fifteen percent (115%) multiplied by HH plus USD three decimal zero zero per MMBtu (US$3.00/MMBtu);”.

(e)Section 8.1.1 of the SPA shall be amended by replacing “one hundred seventy (170) Days” with “one hundred eighty (180) Days”.

(f)Section 8.1.2 of the SPA shall be amended by replacing “one hundred twenty (120) Days” with “one hundred ten (110) Days”.

(g)Section 8.1.3 of the SPA shall be amended by replacing “seventy-five (75) Days” with “eighty-five (85) Days”.

(h)Section 8.1.3(b) of the SPA shall be deleted in its entirety and replaced with the following: “whether Seller is electing MQ for the Contract Year in accordance with Section 5.3, including identification of the MQ applicable to each cargo;”.

(i)Section 8.1.3(c) of the SPA shall be amended by deleting the following at the end of such provision: “(to avoid doubt, other than any cargo removed by Seller as a result of a Major Scheduled Maintenance Quantity election)”.

(j)Section 8.1.3(c)(ii) of the SPA shall be amended by adding the following to the end of such provision: “minus the MQ applicable to such cargo, if any”.
700 Milam Street, Suite 1900, Houston, Texas 77002
+1 713-375-5000

Corpus Christi Liquefaction, LLC

(k)Section 8.1.3(c)(iii) of the SPA shall be amended by adding the following to the end of such provision: “, provided that Seller shall propose a number of cargoes equal to the ACQ for such Contract Year”.

(l)Section 8.2.1 of the SPA shall be amended by replacing “five (5) Days” with “ten (10) Days”.

(m)Section 8.2.2 of the SPA shall be amended by replacing both instances of “fifty-five (55) Days” with “sixty (60) Days”.

(n)The definition of GCM in Section 9.1.1 of the SPA shall be deleted in its entirety and replaced with the following: “GCM = the price (in USD per MMBtu) published by Platts on the GCM Pricing Date in ‘Platts LNG Daily’ under the heading ‘Daily Cumulative Averages and Monthly Averages’, reference ‘FOB GCM Loading Month’ under ‘Previous month average’, where the ‘Previous month average’ refers to the Delivery Month;”.

(o)The definition of GCM Pricing Date in Section 9.1.1 of the SPA shall be deleted in its entirety and replaced with the following: “GCM Pricing Date = the last publication date for ‘Platts LNG Daily’ in the Month prior to the Delivery Month;”.

(p)The definition of GCM Pricing Period in Section 9.1.1 of the SPA shall be deleted in its entirety.

(q)The definition of GCMA in Section 9.1.1 of the SPA shall be deleted in its entirety and replaced with the following: “GCMA = (1.15 x HH) + (0.80 x (GCM – (1.15 x HH))); provided that if (GCM – (1.15 x HH)) is equal to or greater than US$3.00/MMBtu, then GCMA shall be equal to (1.15 x HH) + US$3.00/MMBtu; and”.

2.Miscellaneous.

(a)Successors. The provisions of this Letter Agreement shall be binding upon, and will inure to the benefit of, each of the parties hereto and to their respective successors, transferees and permitted assigns.

(b)Applicable Law and Dispute Resolution. This Letter Agreement is governed by and construed under the laws of the State of New York without regard to principles of conflict of laws that would specify the use of other laws. Any dispute arising in connection with this Letter Agreement shall be resolved through arbitration in accordance with Section 21.1 of the EOG Early IPM SPA, which is incorporated herein, mutatis mutandis.

(c)Amendment. This Letter Agreement cannot be amended, supplemented, modified or changed in any way without the prior written consent of each party to be bound thereby. No supplement, alteration or modification of this Letter Agreement shall be binding unless executed in writing by the parties hereto and such writing expressly states that it is intended to supplement, alter or modify this Letter Agreement.
700 Milam Street, Suite 1900, Houston, Texas 77002
+1 713-375-5000

Corpus Christi Liquefaction, LLC

(d)Captions. The captions in this Letter Agreement are inserted for convenience of reference only and shall not be considered in construing and enforcing this Letter Agreement.

(e)Counterpart Execution. This Letter Agreement may be executed in any number of counterparts, including electronic portable document format (“pdf”) counterparts, each of which when so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the date set forth above.

Please indicate Buyer’s agreement with the terms of this Letter Agreement by executing a copy of this Letter Agreement where indicated below and returning it to Seller.

Sincerely,

Corpus Christi Liquefaction, LLC

		By:	/s/ Zach Davis
Zach Davis
President and Chief Financial Officer

Accepted and Agreed:

Cheniere Marketing International LLP
acting by its managing member, Cheniere Marketing, LLC

By:	/s/ Anatol Feygin
Anatol Feygin
Executive Vice President and Chief Commercial Officer

700 Milam Street, Suite 1900, Houston, Texas 77002
+1 713-375-5000